                                                                   Exhibit 12.01


                       Ratio of earnings to fixed charges


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         (dollars in thousands)

                                                                   SIX MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                                                    JUNE 30, 2002      2001            2000            1999
                                                                   ----------------  --------        --------        --------
Income before income taxes, minority interests,
 discontinued operations, cumulative effect of a change in
 accounting principle and extraordinary item                         $ 52,678        $ 56,844        $324,344        $ 13,343
Interest Expense                                                       88,722         182,410         203,197         192,033
Amortization of Deferred Financing Costs                                5,021           9,327           9,497          10,283
                                                                   ----------------  --------        --------        --------
Earnings                                                             $146,421        $248,581        $537,038        $215,659
                                                                   ================  ========        ========        ========

Interest Expense                                                     $ 88,722        $182,410        $203,197        $192,033
Capitalized Interest                                                    5,887           1,320           1,372            --
Amortization of Deferred Financing Costs                                5,021           9,327           9,497          10,283
GMAC Preferred Dividend                                                 5,394          19,015          16,371            --
                                                                   ----------------  --------        --------        --------

Fixed Charges                                                        $105,024        $212,072        $230,437        $202,316
                                                                   ================  ========        ========        ========

Ratio of Earnings to Fixed Charges                                       1.39            1.17            2.33            1.07
                                                                   ----------------  --------        --------        --------